Exhibit 4.1

$300,000,000

Cheniere Energy, Inc.

2.25% Convertible Senior Notes due 2012

PURCHASE AGREEMENT

July 22, 2005

CREDIT SUISSE FIRST BOSTON LLC,

    As Sole Purchaser,

        Eleven Madison Avenue,

            New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. Cheniere Energy, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Credit Suisse First Boston LLC (the “Purchaser”) U.S. $300,000,000 principal amount of its 2.25% Convertible Senior Notes due 2012 (the “Firm Securities”) which are convertible into cash or a combination of cash and shares of common stock, $.003 par value, of the Company (the “Underlying Shares”) and, at the election of the Purchaser, an aggregate of up to an additional $25,000,000 principal amount of its 2.25% Convertible Senior Notes due 2012 (“Optional Securities”) (the Firm Securities and the Optional Securities which the Purchaser may elect to purchase pursuant to Section 3 hereof are herein collectively called the “Offered Securities”), each to be issued under an indenture dated as of July 27, 2005 (the “Indenture”), between the Company and The Bank of New York as Trustee, on a private placement basis pursuant to an exemption under Section 4(2) of the United States Securities Act of 1933 (the “Securities Act”), and hereby agrees with the Purchaser as follows:

The Offered Securities will be convertible into shares of common stock, par value $0.003 per share, of the Company (the “Common Stock”) in accordance with the terms of the Offered Securities and the Indenture, at the initial conversion rate specified in Schedule A hereto.

The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement to be dated on July 27, 2005 among the Company and the Purchaser (the “Registration Rights Agreement”), pursuant to which the Company agrees to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the resale of the Offered Securities and the Underlying Shares, as hereinafter defined, under the Securities Act.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Purchaser that:

(a) A preliminary offering circular and an offering circular relating to the Offered Securities has been prepared by the Company. Such preliminary offering circular (the “Preliminary Offering Circular”) and offering circular (the “Offering Circular”) together with the documents incorporated by reference therein, as amended or supplemented as of the date of this Agreement are hereinafter collectively referred to as the “Offering Document”. The Offering Document, as of the date hereof, and as of the Closing Date, does not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Document based upon written information furnished to the Company by any Purchaser through Credit Suisse First Boston LLC (“CSFB”) specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof. Except as disclosed in the Offering Document, on the date of this Agreement, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports which have been filed by the Company with the Commission or sent to stockholders pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(b) The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Preliminary Offering Circular and the Offering Circular comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby; the other financial information included or incorporated by reference in the Preliminary Offering Circular and the Offering Circular has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby; and the “Selected consolidated financial data” set forth in the Preliminary Offering Circular and the Offering Circular is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived.

(c) Since the date of the most recent financial statements of the Company included or incorporated by reference in the Preliminary Offering Circular and the Offering Circular, (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of options) or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority that is material to the Company and its subsidiaries, taken as a whole, except in the case of each of clauses (i), (ii) and (iii) as otherwise disclosed in or incorporated by reference in the Preliminary Offering Circular or the Offering Circular.

(d) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

(e) The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective states of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority (corporate and other) necessary to own or hold their respective properties and to conduct the businesses in which they are engaged as described in the Offering Circular except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations with respect to the Offered Securities (a “Material Adverse Effect”). The subsidiaries listed in Schedule B to this Agreement are the only subsidiaries of the Company. The

Company does not own, directly or indirectly, equity securities of any entity other than (i) its interests in such subsidiaries and (ii) as disclosed in the Offering Document, minority interests in Freeport LNG Development, L.P., J & S Cheniere S.A., Gryphon Exploration Company and Air Tower LLC.

(f) The Company has an authorized capitalization as set forth in the Offering Document under the heading “Capitalization”; and all the outstanding shares of capital stock or other equity interests (including general and limited partnership interests) of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description thereof contained in the Offering Document under the heading “Description of Capital Stock”, except as otherwise described in the Offering Document or otherwise herein, are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(g) The Company has full right, power and authority to execute and deliver this Agreement, the Offered Securities, the Indenture, the Registration Rights Agreement and the Issuer Call Spread (the “Issuer Call Spread” and, together with this Agreement, the Offered Securities, the Indenture and the Registration Rights Agreement, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(h) The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”); and on the First Closing Date (as defined in Section 3 hereof), the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(i) The Offered Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(j) When the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, such Offered Securities will be convertible into shares of Common Stock of the Company in accordance with the terms of the Indenture; the Underlying Shares issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and non-assessable; the Underlying Shares have been duly authorized and validly issued, are fully paid and non-assessable and conform to the description thereof contained in the Offering Document; and the stockholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Shares.

(k) Except as disclosed in the Offering Document and for amounts payable by Cheniere to an NASD member investment banking firm pursuant to the terms of an engagement letter, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment.

(l) This Agreement has been duly authorized, executed and delivered by the Company and the Registration Rights Agreement will have been duly authorized, executed and delivered by the Company on the First Closing Date and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, and except that rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

(m) Each Transaction Document, Terminal Use Agreement and Engineering, Procurement and Construction contract referred to in the Offering Document conforms in all material respects to the descriptions thereof contained in the Offering Document.

(n) Except as disclosed in the Offering Document, neither the Company nor any of its subsidiaries is (i) in violation of its charter, by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(o) The execution, delivery and performance by the Company of each of the Transaction Documents to which the Company is a party, the issuance and sale of the Offered Securities, the issuance and delivery from time to time of the Underlying Shares by the Company upon conversion of the Offered Securities in accordance with the terms of the Offered Securities and the provisions of the Indenture and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter, by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(p) No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Documents to which the Company is a party, the issuance and sale of the Offered Securities and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required (i) under applicable state securities laws in connection with the purchase and resale of the Offered Securities by the Purchaser, (ii) that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect and (iii) with respect to the Offered Securities under the Securities Act and applicable state securities laws as contemplated by the Registration Rights Agreement.

(q) There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that would be required under the Securities Act to be described in a prospectus that are not so described in the Offering Document and (ii) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to a registration statement or described in a registration statement or a prospectus that are not filed with the Commission or described in the Offering Document.

(r) Each of (i) UHY Mann Frankfort Stein & Lipp, CPAs, LLP, who have certified certain financial statements of the Company and its subsidiaries and are an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (“PCAOB”), (ii) KPMG LLP, who certified the financial statements of Gryphon Exploration Company and are an independent registered public accounting firm with respect to Gryphon Exploration Company within the applicable rules and regulations adopted by the Commission and PCAOB and (iii) Hein & Associates LLP, who certified the financial statements of Freeport LNG Development, L.P. and are an independent registered public accounting firm with respect to Freeport LNG Development, L.P. within the applicable rules and regulations adopted by the Commission and PCAOB, are, in each case, independent public accountants within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

(s) The Company and its subsidiaries have good and indefeasable title in fee simple to, have valid rights to lease or otherwise use, or have options to acquire, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(t) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others.

(u) Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Offering Document none of them will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, “Investment Company Act”), in each case that is or is required to be registered under Section 8 of the Investment Company Act.

(v) Neither the Company nor any of its subsidiaries is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(w) Except as set forth in the Offering Document, the Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties, the conduct of their respective businesses as described in the Offering Document or as are currently required to develop their proposed LNG receiving terminals, given the current state of such development, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect or, in the case of development of their proposed LNG receiving terminals, as described in the Offering Document; and except as described in the Offering Document, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(x) No material labor disturbance by or material dispute with employees of the Company or any of its subsidiaries exists or, to the Company’s knowledge, is contemplated or threatened.

(y) The Company and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals currently required of them under applicable Environmental Laws to conduct their respective businesses, (iii) own or operate any real property contaminated with any substance that is subject to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, and (iv) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case as described in the Preliminary Offering Circular and the Offering Circular or for any such failure to comply, failure to receive required permits, licenses or approvals, or contamination, claim or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

(z) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in all material respects in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(aa) The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that in all material respects (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are reasonably adequate for the conduct by the Company and its subsidiaries of their respective businesses; and neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

(cc) Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(dd) On and immediately after the Closing Date, the Company (after giving effect to the issuance of the Offered Securities and the other transactions related thereto as described in the Offering Document) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured;

(ii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Offered Securities as contemplated by this Agreement and the Offering Document, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) the Company is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged; and (v) the Company is not a defendant in any civil action that would result in a judgment that the Company is or would become unable to satisfy.

(ee) Except as disclosed in the Offering Document, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(ff) On the Closing Date, the Offered Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Circular and the Offering Circular, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Offered Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(gg) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Offered Securities in a manner that would require registration of the Offered Securities under the Securities Act.

(hh) None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Purchaser, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(ii) Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Offered Securities to the Purchaser and the offer, resale and delivery of the Offered Securities by the Purchaser in the manner contemplated by this Agreement and the Offering Circular, to register the Offered Securities under the Securities Act or to qualify the Indenture under the United States Trust Indenture Act of 1939, as amended.

(jj) The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Offered Securities.

(kk) Neither the issuance, sale and delivery of the Offered Securities nor the application of the proceeds thereof by the Company as described in the Offering Document will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(ll) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Offering Document has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith. The statements and financial information (including the assumptions described therein) included in the Offering Document described under the heading “Business—Our LNG Receiving Terminals—Freeport LNG—Our Expectations Regarding Freeport LNG,” in the second paragraph under the heading “Business—Our LNG Receiving Terminals—Sabine Pass LNG—Total TUA” and in the second paragraph under the heading “Business—Our LNG Receiving Terminals—Chevron USA TUA” were made by the Company with a reasonable basis and in good faith and reflect the Company’s good faith best estimate of the matters described therein; all assumptions material to such statements and financial information are set forth in the Offering Document; the assumptions used in the preparation of the projected information are reasonable; and none of the Company or its subsidiaries are aware of any business, economic or industry developments inconsistent with the assumptions underlying such statements and financial information.

(mm) Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Offering Document is not based on or derived from sources that are reliable and accurate in all material respects.

(nn) No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in a prospectus that is not described in the Offering Document and that is not so described therein.

(oo) The information included in the Offering Document regarding the Company’s estimated proved reserves is based on the reports generated by Sharp Petroleum Engineering, Inc. and Ryder Scott Company, as independent petroleum engineers with respect to the Company (the “Engineers”). The information underlying the estimates of the reserves of the Company supplied by the Company to the Engineers, for the purposes of preparing the reserve reports of the Company referenced in the Offering Document (the “Reserve Reports”), was true and correct in all material respects on the date of each such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the Engineers were prepared in good faith and with a reasonable basis; the information provided to the Engineers for purposes of preparing the Reserve Reports was prepared in all material respects in accordance with customary industry practices; the Engineers were, as of the date of each of the Reserve Reports prepared by them, and are, as of the date hereof, independent petroleum engineers with respect to the Company; other than normal production of reserves and intervening spot market product price fluctuations, and except as disclosed in the Offering Document, the Company is not aware of any facts or circumstances that would result in a material decline in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as included in the Offering Document and as reflected in the Reserve Reports; estimates of such reserves and the present value of the future net cash flows therefrom as included in the Offering Document and reflected in the Reserve Reports comply in all material respects with the Securities Act.

(pp) There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(qq) Except as set forth in the Offering Document, the proceeds to the Company from the offering of the Offered Securities will not be used to purchase or carry any security.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at a purchase price of 97.25% of $300,000,000 principal amount of the Firm Securities.

The Company will deliver against payment of the purchase price the Firm Securities in the form of one or more permanent global securities in definitive form (the “Firm Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent global securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Offering Document. Payment for the Firm Securities shall be made by the Purchaser in Federal (same day) funds by official check or checks or wire transfer to an account at a bank acceptable to CSFB at the office of Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022 at 10 A.M. (New York time), on July 27, 2005, or at such other time not later than seven full business days thereafter as CSFB and the Company determine, such time being herein referred to as the “First Closing Date,” against delivery to the Trustee as custodian for DTC of the Firm Global Securities representing all of the Firm Securities. The Firm Global Securities will be made available for checking at the above office of Shearman & Sterling LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from CSFB given to the Company from time to time not more than 30 days subsequent to the date of this Agreement, the Purchaser may purchase all or less than all of the Optional Securities at the purchase price of 97.25% of $25,000,000 principal amount of the Optional Securities (including any accrued interest thereon to the related Optional Closing Date). The Company agrees to sell to the Purchaser the principal amount of Optional Securities specified in such notice and the Purchaser agrees to purchase such Optional Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by CSFB to the Company.

The time for the delivery of and payment for the Optional Securities, being herein referred to as the “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and the Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by CSFB on behalf of the Purchaser but shall not be later than seven full business days after written notice of election to purchase Optional Securities is given.

The Company will deliver against payment of the purchase price the Optional Securities being purchased on the Optional Closing Date in the form of one or more permanent global Securities in definitive form (each, an “Optional Global Security”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. Payment for such Optional Securities shall be made by the Purchaser in Federal (same day) funds by official check or checks or wire transfer to an account at a bank acceptable to CSFB at the office of Shearman & Sterling LLP, against delivery to the Trustee as custodian for DTC of the Optional Global Securities representing all of the Optional Securities being purchased on the Optional Closing Date.

4. Representations by Purchaser; Resale by Purchaser.

(a) The Purchaser represents and warrants to the Company that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act; and

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except:

(A) within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or

(B) in accordance with the restrictions set forth in Section 4(b) hereof.

(b) The Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of,

U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. The Purchaser represents and agrees that it has offered and sold the Offered Securities and will offer and sell the Offered Securities (i) as part of their distribution at any time and (ii) otherwise until the later of the commencement of the offering and the latest Closing Date, only in accordance with Rule 144A or Rule 903 under the Securities Act. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. The Purchaser agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) The Purchaser agrees that each of it and its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the prior written consent of the Company.

(d) The Purchaser agrees that it and each of its affiliates has not solicited offers for, or offered or sold, and will not solicit offers for or sell, the Offered Securities by means of any form of general solicitation or general advertising, within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. The Purchaser agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

5. Certain Agreements of the Company. The Company agrees with the Purchaser that:

(a) The Company will advise CSFB promptly of any proposal to amend or supplement the Offering Document and will not effect such amendment or supplementation without CSFB’s consent, such consent not to be unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Securities by the Purchaser, any event occurs as a result of which the Offering Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company promptly will notify CSFB of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither CSFB’s consent to, nor the Purchaser’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

(b) The Company will furnish to CSFB copies of the Preliminary Offering Circular, the Offering Circular and all amendments and supplements to such documents, in each case as soon as available and in such quantities as CSFB reasonably requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to CSFB and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchaser all such documents.

(c) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such states in the United States as CSFB designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchaser provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or take any action that would subject it to taxation based on its income or revenues in any jurisdiction where it is not currently subject to taxation.

(d) During the period of two years after the later of the First Closing Date and the Optional Closing Date, the Company will, upon request, furnish to CSFB and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(e) During the period of two years after the later of the First Closing Date and the Optional Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

(f) The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of the Offered Securities, the Indenture, and the Offering Document and amendments and supplements thereto; (iii) the cost of qualifying the Offered Securities for trading in The PortalSM Market (“PORTAL”) of The Nasdaq Stock Market, Inc. and any expenses incidental thereto, (iv) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities, (v) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States as CSFB designates and the printing of memoranda relating thereto, and (vi) expenses incurred in distributing the Preliminary Offering Circulars and the Offering Circular (including any amendments and supplements thereto) to the Purchaser, provided that the Company will not be required to reimburse the Purchaser for any of the Purchaser’s out-of-pocket expenses (including fees and disbursements of counsel) incurred in connection with the offering of the Offered Securities.

(g) In connection with the offering, until CSFB shall have notified the Company and the Purchaser of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(h) For a period of 90 days after the date of the initial offering of the Offered Securities by the Purchaser, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company or warrants or other rights to purchase shares of Common Stock of the Company, without the prior written consent of CSFB, or publicly disclose the intention to make any such offer, sale, pledge or disposition; provided that such restriction shall not apply to: (i) the Offered Securities, (ii) the filing of the shelf registration statement covering resales of the Offered Securities pursuant to the Registration Rights Agreement

(the “Shelf Registration Statement”), (iii) the filing of any registration statement on Form S-8 to register Shares of Common Stock reserved for issuance under the Company’s equity compensation plans; (iv) the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof; (v) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, (vi) issuances of Common Stock pursuant to the exercise of such options and (vii) the filing of a universal shelf registration statement to register the Company’s Common Stock, preferred stock, debt securities, warrants and units, provided that such universal shelf registration statement is filed on or after the 31st day following the date of this Agreement date of the filing of the Shelf Registration Statement. The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities.

6. Conditions of the Obligations of the Purchaser. The obligations of the Purchaser to purchase and pay for the Firm Securities on the First Closing Date and for the Optional Securities on the Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Purchaser shall have received a letter, dated the date of this Agreement, of UHY Mann Frankfort Stein & Lipp CPAs, LLP and Hein & Associates LLP, in form and substance reasonably satisfactory to the Purchaser, containing statements and information of the type customarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in the Preliminary Offering Circular and the Offering Circular; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to such Closing Date.

(b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole which, in the judgment of CSFB, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of CSFB, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum prices for trading on such exchange; (iv) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States; or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of CSFB, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(c) The Purchaser shall have received an opinion, dated the Closing Date, of Andrews Kurth LLP, counsel for the Company, in form and substance satisfactory to counsel for the Purchaser, to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Purchaser may reasonably request.

(d) The Purchaser shall have received an opinion, dated the Closing Date, of King & Spalding LLP, special regulatory counsel for the Company, in form and substance satisfactory to counsel for the Purchaser, to the effect set forth in Exhibit A-1 hereto.

(e) The Purchaser shall have received an opinion, dated such Closing Date, of the General Counsel for the Company, in form and substance satisfactory to counsel for the Purchaser, to the effect set forth in Exhibit B hereto and to such further effect as counsel to the Purchaser may reasonably request.

(f) The Purchaser shall have received from Shearman & Sterling LLP, counsel for the Purchaser, such opinion or opinions, dated such Closing Date, with respect to the validity of the Offered Securities, the Offering Circular, the exemption from registration for the offer and sale of the Offered Securities by the Company to the Purchaser and the resales by the Purchaser as contemplated hereby and other related matters as CSFB may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Shearman & Sterling LLP may rely as to matters governed by Delaware law upon the opinion of Andrews Kurth LLP referred to above.

(g) The Purchaser shall have received a certificate, dated such Closing Date, signed by any two of the chief executive officer, president and the chief financial officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, and that, subsequent to the respective dates of the most recent financial statements in the Offering Document, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the Offering Document or as described in such certificate.

(h) The Purchaser shall have received letters, dated such Closing Date, of UHY Mann Frankfort Stein & Lipp CPAs, LLP and Hein & Associates LLP which meet the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

(i) The Purchaser shall have received, on or prior to the date of this Agreement, lockup letters substantially in the form of Exhibit C hereto signed by each of the executive officers and directors of the Company listed on Schedule C.

(j) On the First Closing Date, the Registration Rights Agreement, in form and substance reasonably satisfactory to the Purchaser, shall have been duly executed and delivered by the Company and (assuming due execution, delivery and performance by the Purchaser) be in full force and effect.

(k) On the First Closing Date, the Issuer Call Spread, in form and substance reasonably satisfactory to the Purchaser, shall have been duly executed and delivered by the Company and (assuming due execution, delivery and performance by the Purchaser) be in full force and effect.

The Company will furnish the Purchaser with such conformed copies of such opinions, certificates, letters and documents as the Purchaser reasonably requests. CSFB may in its sole discretion waive on behalf of the Purchaser compliance with any conditions to the obligations of the Purchaser hereunder, whether in respect of the Optional Closing Date or otherwise.

7. Indemnification and Contribution. (a) The Company will indemnify and hold harmless the Purchaser, its partners, members, directors, officers and affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities, to which the Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement, and will reimburse the Purchaser Indemnified Party for any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through CSFB specifically for use therein, it being understood and agreed that such information consists only of the information described as such in subsection (b) below, and provided, further, that with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from any Offering Document the indemnity agreement contained in this subsection (a) shall not inure to the benefit of the Purchaser that sold the Offered Securities concerned to the person asserting any such losses, claims, damages or liabilities, to the extent that such sale was an initial resale by the Purchaser and any such loss, claim, damage or liability of the Purchaser results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such Offered Securities to such person, a copy of the Offering Document (exclusive of any material included therein but not attached thereto) if the Company had previously furnished copies thereof to the Purchaser.

(b) The Purchaser will indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Company Indemnified Party”), against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through CSFB specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by each Company Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Offering Document furnished on behalf of the Purchaser: the sixth sentence in the paragraph under “Risk Factors - There is no established trading market for the notes. Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid”, the first sentence in the third paragraph under the caption “Plan of Distribution”, the ninth paragraph except for the first sentence thereof under the caption “Plan of Distribution”, the tenth paragraph under the caption “Plan of Distribution”, the fifth sentence of the 11th paragraph under the caption “Plan of Distribution”; provided, however, that the Purchaser shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any proceeding, claim or action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such proceeding, claim or action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any reasonably necessary local counsel) for all indemnified parties, and that all such reasonable fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for the Purchaser Indemnified Parties shall be designated in writing by CSFB and any such separate firm for the Company Indemnified Parties shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement effected without its written consent unless (i) such settlement is entered into in good faith by the indemnified party more than 45 days after receipt by such indemnifying party of written notice of the proposed settlement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party thereunder shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchaser on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company from the sale of the Offered Securities, on the one hand, and the total discounts and commissions received by the Purchaser from the Company in connection therewith as provided under this Agreement, on the other hand, bear, in each case, to the aggregate offering price of the Offered Securities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any proceeding, action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchaser under this Section shall be in addition to any liability which the respective Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

8. [Intentionally Omitted.]

9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If for any reason the purchase of the Offered Securities by the Purchaser is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchaser pursuant to Section 7 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall remain in effect.

10. Notices. All communications hereunder will be in writing and, if sent to the Purchaser will be mailed, delivered or telegraphed and confirmed to the Purchaser, c/o Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: Transactions Advisory Group, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002, Attention: Don A. Turkleson; provided, however, that any notice to a Purchaser pursuant to Section 7 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties hereto.

12. Intentionally omitted.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

14. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) CSFB has been retained solely to act as the initial purchaser in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company and CSFB has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether CSFB has advised or is advising the Company on other matters;

(b) the price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arm’s-length negotiations with CSFB, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) it has been advised that CSFB and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company, and that CSFB has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) it waives, to the fullest extent permitted by law, any claims it may have against CSFB for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Agreement and agrees that CSFB shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Purchaser’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Purchaser in accordance with its terms.

Very truly yours,

CHENIERE ENERGY, INC.

By:	/s/ Charif Souki
Name:	Charif Souki
Title:	Chairman of the Board of Directors and Chief Executive Officer

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Senior Vice President, Chief Financial Officer and Secretary

By:	/s/ Zurab S. Kobiashvili
Name:	Zurab S. Kobiashvili
Title:	Senior Vice President and General Counsel

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Managing Director

SCHEDULE A

The initial conversion rate is 28.2326 shares of Common Stock per $1,000 principal amount of 2.25% Convertible Senior Notes due 2012 (which represent a conversion price of approximately $35.42 per share of Common Stock.

SCHEDULE B

[List of Subsidiaries]

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Assumed Names Under Which Subsidiary Does Business

Cheniere Corpus Christi Pipeline Company	Delaware	none

Cheniere Creole Trail Pipeline Company	Delaware	none

Cheniere Energy Operating Co., Inc.	Delaware	none

Cheniere Energy Shared Services, Inc.	Delaware	none

Cheniere FLNG, L.P.	Delaware	none

Cheniere FLNG-GP, LLC	Delaware	none

Cheniere Gryphon Management, Inc.	Nevada	none

Cheniere International, Inc.	Delaware	none

Cheniere LNG Financial Services, Inc.	Delaware	none

Cheniere LNG O&M Services, L.P.	Delaware	none

Cheniere LNG Services, Inc.	Delaware	none

Cheniere LNG Terminals, Inc.	Delaware	none

Cheniere LNG Trading & Marketing, Inc.	Delaware	none

Cheniere LNG, Inc.	Delaware	none

Cheniere LNG-LP Interests, LLC	Delaware	none

Cheniere Mgt Services, LLC	Delaware	none

Cheniere Pipeline Company	Delaware	none

Cheniere Resources, Inc.	Delaware	none

Cheniere Sabine Pass Pipeline Company	Delaware	none

Corpus Christi Interests, LLC	Delaware	none

Corpus Christi LNG, L.P.	Delaware	none

Corpus Christi LNG-GP, Inc.	Delaware	none

Corpus Christi LNG-LP, Inc.	Delaware	none

Corpus Christi LNG-LP, LLC	Delaware	none

Creole Trail LNG, L.P.	Delaware	none

Creole Trail LNG-GP, Inc.	Delaware	none

Creole Trail LNG-LP, LLC	Delaware	none

Sabine Pass LNG, L.P.	Delaware	none

Sabine Pass LNG-GP, Inc.	Delaware	none

Sabine Pass LNG-LP, LLC	Delaware	none

SCHEDULE C

[List of persons subject to lock-up]

Charif Souki	Chairman and Chief Executive Officer

Walter L. Williams	Vice Chairman

Stanley C. Horton	President and Chief Operating Officer

Don A. Turkleson	Senior Vice President, Chief Financial Officer and Secretary

Jonathan S. Gross	Senior Vice President – Exploration

Keith M. Meyer	Senior Vice President – LNG

Keith F. Carney	Director

Zurab S. Kobiashvili	Senior Vice President and General Counsel

Craig K. Townsend	Vice President and Chief Accounting Officer

Paul J. Hoenmans	Director

J. Robinson West	Director

David Kilpatrick	Director

Nuno Brandolini	Director

Exhibit A

Opinion of Andrews Kurth LLP

1. The Issuer is validly existing as a corporation and in good standing under the General Corporation Law of the State of Delaware.

2. The Issuer has the corporate power and corporate authority under the General Corporation Law of the State of Delaware to (i) execute and deliver, and to incur and perform all of its obligations under, each of the Transaction Agreements to which it is a party and (ii) carry on its business and own its properties as described in the Offering Circular.

3. Each of the Transaction Agreements has been duly authorized, executed and delivered by the Issuer.

4. Each of the Indenture and the Registration Rights Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under the Applicable Laws of the State of New York.

5. When authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the Purchase Agreement, the Notes will constitute valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, under the Applicable Laws of the State of New York.

6. The shares of Common Stock into which the Notes are convertible at the initial conversion price provided in the Indenture have been duly authorized by all necessary corporate action of the Issuer and reserved for issuance upon such conversion and, upon issuance of such shares of Common Stock on conversion of the Notes in accordance with the terms of the Indenture at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable. There are no preemptive rights to acquire any such shares of Common Stock set forth in the Organizational Documents or in the General Corporation Law of the State of Delaware.

7. Neither (i) the execution and delivery on behalf of, or the incurrence or performance by the Issuer of its obligations under, each of the Transaction Agreements to which it is a party, each in accordance with its terms nor (ii) the offering, issuance, sale and delivery of the Notes pursuant to the Purchase Agreement, (A) constituted, constitutes or will constitute a violation of either of the Organizational Documents, (B) constituted, constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default), under any Applicable Agreement, other than any such breach, violation or default that has been waived, (C) resulted, results or will result in the creation of any security interest in, or lien upon, any of the property or assets of the Issuer pursuant to any Applicable Agreement, (D) resulted, results or will result in any violation of (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America or (iii) Regulation T, U or X of the Board of Governors of the Federal Reserve System, or (E) resulted, results or will result in the contravention of any Applicable Order.

8. No Governmental Approval, that has not been obtained or taken, and is not in full force and effect, is required to authorize any of the Transaction Agreements to which the Issuer is a party on the date hereof, or is otherwise required for (i) the validity of any such Transaction Agreement, (ii) the valid execution and delivery by the Issuer of any such Transaction Agreement, (iii) the incurrence or performance by the Issuer of its obligations thereunder or (iv) the enforceability of any such Transaction Agreement against the Issuer.

9. The statements in the Offering Circular under the caption “United States Federal Income Tax Considerations” insofar as they refer to statements of law or legal conclusions, fairly summarize the matters referred to therein in all material respects, subject to the qualifications and assumptions stated therein.

10. The statements in the Offering Circular under the captions “Description of Capital Stock,” “Description of Certain Indebtedness,” “Description of the Notes” and “Business – Our LNG Receiving

Terminals,” insofar as such statements purport to summarize certain provisions of documents referred to therein and reviewed by us as described above, fairly summarize such provisions in all material respects, subject to the qualifications and assumptions stated therein.

11. Assuming (i) the accuracy of the representations and warranties of the Issuer set forth in paragraphs (gg) and (hh) of Section 2 of the Purchase Agreement, (ii) the due performance by the Issuer and the Initial Purchaser of the covenants and agreements set forth in the Purchase Agreement, (iii) the compliance by the Initial Purchaser with the offering and transfer procedures and the restrictions described in the Offering Circular, (iv) the accuracy of the representations and warranties of the Initial Purchaser set forth in Section 4 of the Purchase Agreement, (v) the accuracy of the representations and warranties made or deemed to be made in accordance with the Purchase Agreement and the Offering Circular by purchasers to whom the Initial Purchaser initially resells Notes, and (vi) that purchasers to whom the Initial Purchaser initially resells the Notes have been made aware of the information set forth in the Offering Circular under the caption “Transfer Restrictions,” (A) the offer, issue, sale and delivery of the Notes to the Initial Purchaser and the initial resale of the Notes by the Initial Purchaser, each in the manner contemplated by the Purchase Agreement and the Offering Circular, and the issuance of shares of Common Stock to holders of the Notes upon conversion thereof in accordance with the terms of the Indenture and the Notes, do not require registration under the Securities Act, and (B) prior to the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), such offer, issue, sale and delivery of the Notes and such initial resale of the Notes do not require qualification of the Indenture under the Trust Indenture Act of 1939, as amended; provided, however, that we express no opinion as to any subsequent resale or other transfer of any Notes or any Common Stock.

12. The Issuer is not, and immediately upon completion of the offering of the Notes described in the Offering Circular and the Issuer’s investment of the proceeds of such offering as described in the Offering Circular, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In addition, we have participated in conferences with officers and other representatives of the Issuer and the independent public accountants for the Issuer, your representatives and your counsel at which the contents of the Offering Circular and related matters were discussed and, although we have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Offering Circular (except as and to the extent set forth in paragraphs 9 and 10 above), on the basis of the foregoing (relying with respect to factual matters to the extent we deem appropriate upon statements by officers and other representatives of the Issuer), no facts have come to our attention that have led us to believe that the Offering Circular (including the Incorporated Documents), as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that we express no statement or belief with respect to (a) the financial statements and related schedules included or incorporated by reference in the Offering Circular, including the notes and the auditor’s report thereon and (b) the other financial, accounting or oil and gas reserve data, in each case, included or incorporated by reference in the Offering Circular or excluded therefrom.

As used herein, the following terms have the respective meanings set forth below:

“Applicable Agreements” means those agreements and other instruments set forth on Schedule 1 to the Opinion Support Certificate.

“Applicable Laws” means, as to a particular jurisdiction, those laws, rules and regulations of such jurisdiction that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements (as defined below), without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided that the term “Applicable Laws” does not include:

(a) any municipal or other local law, rule or regulation, and any other law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction codes or guidelines, (iii) labor, employee rights and benefits, or occupational safety and health, or (iv) utility regulation;

(b) antitrust laws and other laws regulating competition;

(c) antifraud laws;

(d) tax laws, rules or regulations;

(e) United States federal and state securities or blue sky laws, rules or regulations;

(f) the rules and regulations of the National Association of Securities Dealers, Inc.;

(g) (i) the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder by the Commission and (ii) the Natural Gas Act, as amended, and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission;

(h) any law, rule or regulation that (i) may have become applicable to the Issuer as a result of the involvement of the Initial Purchaser with the transactions contemplated by the Purchase Agreement or because of any facts specifically pertaining to the Initial Purchaser or because of the legal or regulatory status or the nature of the business of the Initial Purchaser and (ii) would not otherwise be applicable to the Issuer; and

(i) any law, rule or regulation relating specifically to bank holding companies or insurance companies and any other law, rule or regulation that may be applicable to any party by virtue of the particular nature of the business conducted by it or any goods or services produced by it or property owned or leased by it.

“Applicable Orders” means those orders or decrees of governmental authorities identified on Schedule 2 to the Opinion Support Certificate.

“Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America or (iii) the General Corporation Law of the State of Delaware.

“Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Delaware or the United States of America.

“Incorporated Documents” means, collectively, the following reports of the Issuer as filed with the SEC: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 10, 2005, as amended by Amendment No. 1 thereto, filed on March 16, 2005, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 6, 2005 and (iii) Current Reports on Form 8-K filed with the SEC on January 12, 2005, January 24, 2005, February 8, 2005 (two), February 28, 2005, March 2, 2005, March 10, 2005, March 14, 2005, March 18, 2005, April 4, 2005, April 7, 2005, April 13, 2005, April 25, 2005, May 25, 2005 and June 30, 2005.

“Organizational Documents” means, collectively, the following instruments, each in the form reviewed by us, as indicated above: (i) the Certificate of Incorporation and (ii) the Bylaws.

“Person” has the meaning given to such term in the Indenture.

“Transaction Agreements” means, collectively, the following instruments, each in the form reviewed by us, as indicated above: (i) the Purchase Agreement, (ii) the Registration Rights Agreement, (iii) the Notes and (iv) the Indenture.

Exhibit A-1

Opinion of King & Spalding LLP

The statements in the Offering Circular under the caption “Business – Governmental Regulation,” insofar as they refer to statements of law or legal conclusions, fairly summarize the matters referred to therein in all material respects, subject to the qualifications and assumptions stated therein.

Exhibit B

Opinion of General Counsel

I am of the opinion that, to my knowledge, except as described in the Offering Circular, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject which, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement); and to my knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

I have participated in conferences with representatives of the Company, with representatives of its independent accountants and with representatives of the Initial Purchaser and their counsel at which conferences the contents of the Offering Circular (including the documents incorporated by reference therein) and related matters were discussed and, although I have not independently verified and am not passing on, and assume no responsibility for, the accuracy, completeness or fairness of the Offering Circular (including the documents incorporated by reference therein) (except as expressly provided above), on the basis of the foregoing (relying with respect to factual matters to the extent I deem appropriate upon statements by officers and other representatives of the Company), no facts have come to my attention to cause me to believe that the Offering Circular (including the documents incorporated by reference therein) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than the financial statements, the notes and schedules thereto, and the other financial data included or incorporated by reference therein, as to which I express no statement or belief).

Exhibit C

Form Lock-Up Agreement

Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010 3629

Fax No.: (212) 325 8278

Dear Sirs:

As an inducement to Credit Suisse First Boston LLC (“CSFB”) to execute the Purchase Agreement (the “Purchase Agreement”) with Cheniere Energy, Inc., pursuant to which an offering will be made that is intended to result in the establishment of an orderly market for Convertible Senior Notes Due 2012 (the “Securities”) of Cheniere Energy, Inc., and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock, par value $.003 per share, of the Company (the “Common Stock”) or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether any such aforementioned transaction is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of CSFB. In addition, the undersigned agrees that, without the prior written consent of CSFB, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and end on and include the date 90 days after the offering date set forth on the final offering circular used to sell the Securities (the “Offering Date”) pursuant to the Purchase Agreement, to which you are or expect to become parties; provided, however, that beginning on the 31st day after the Offering Date, the undersigned, along with the other executive officers and directors of the Company, may take the actions otherwise prohibited hereby with respect to an aggregate amount of 200,000 shares of Common Stock (the “Allocable Shares”).

The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the term of this Lock-Up Agreement, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company’s Chief Financial Officer or Chief Executive Officer that the Lock-Up Period has expired and that the undersigned has been allocated (in the discretion of the Company) a portion of the Allocable Shares with respect to such action.

Any shares of Common Stock acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Notwithstanding anything in this Agreement to the contrary, the undersigned may exercise options outstanding on the date hereof (including cashless exercises thereof); provided, however, that any shares of Common Stock received upon the exercise of options granted to the undersigned (except those sold in order to effect the cashless exercise of options) will also be subject to this Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock if such transfer would constitute a violation or breach of this Agreement

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. The undersigned shall be released from all obligations under this Agreement if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and purchase of the Securities to be sold thereunder. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of stockholder]